Exhibit 11

                        Computation of Earnings Per Share

The computation of earnings per share for each period presented is as follows:


                                                      1999               1998                1997
                                                      ----               ----                ----
Net income.......................................   $19,022,511         15,907,732          14,562,158

Less: Minority Interest                                   5,569              5,569                   0
                                                   ---------------------------------------------------
Net Income Available to Common
              Shareholders.......................   $19,016,942        $15,902,163         $14,562,158

Weighted average shares outstanding*.............    19,292,940         19,423,062          19,587,826
Plus: Effect of Stock Options as
              Dilutive Securities................       135,311            291,900             326,554
                                                   ---------------------------------------------------
Adjusted Weighted Average Shares
              Assuming Dilution                      19,428,251         19,714,962          19,914,380
Earnings per share, basic........................         $0.99              $0.82               $0.75
Earnings per share, diluted......................         $0.98              $0.81               $0.73


* Adjusted for the 2-for-1 split of the Common Stock that became effective October 1, 1999.


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